UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Omega Healthcare Investors, Inc.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

RELATED TO ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2026

This Supplement, dated May 21, 2026, supplements the definitive Proxy Statement of Omega Healthcare Investors, Inc. (the "Company," “Omega,” "we," "us," "our" and similar terms), dated April 21, 2026, and is furnished to the Company's stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for the Company's 2026 Annual Meeting of Stockholders to be held on June 5, 2026, or any adjournment or postponement thereof. This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is first being made available to the Company's stockholders on or about May 21, 2026.

This Supplement does not change the proposals to be acted upon at the Annual Meeting or the recommendations of the Board in relation thereto, which are described in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the 2026 Annual Meeting. The Proxy Statement contains other important additional information, and we encourage you to carefully read this Supplement together with the Proxy Statement in their entirety.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

CEO and CFO Leadership Transitions

As previously reported on a Current Report on Form 8-K filed by the Company with the SEC on May 21, 2026, on May 19, 2026, the Company’s Board of Directors (the “Board”) approved senior leadership transitions reflecting upcoming retirement plans and the Company’s long-term leadership succession planning. On May 19, 2026, the Board and C. Taylor Pickett, the Company’s Chief Executive Officer, mutually agreed that Mr. Pickett’s employment with the Company and position as a member of the Board will terminate effective October 1, 2026 (the “CEO Transition Date”). The Board also appointed Matthew P. Gourmand, the Company’s President, to serve as the Company’s President and Chief Executive Officer, effective as of the CEO Transition Date, and the Company announced that the Board intends to appoint Mr. Gourmand to the Board, also effective as of the CEO Transition Date.

In addition, on May 19, 2026, the Board and Robert O. Stephenson mutually agreed that Mr. Stephenson’s employment with the Company will terminate effective August 1, 2026 (the “CFO Transition Date”). The Board also appointed Neal A. Ballew, the Company’s Senior Vice President and Chief Accounting Officer, to serve as the Company’s Chief Financial Officer, and Lucas M. Golem, the Company’s Vice President of Financial Reporting, to succeed Mr. Ballew’s position and serve as the Company’s Chief Accounting Officer, both effective as of the CFO Transition Date.

Transition and Consulting Agreements

In connection with Mr. Pickett’s departure and the transitioning of his responsibilities, the Company and its subsidiary OHI Asset Management LLC (“Omega Asset Management”) entered into a Transition Agreement and Release with Mr. Pickett effective as of May 19, 2026 (the “Pickett Transition Agreement”). The Pickett Transition Agreement provides that Mr. Pickett will be entitled to receive the annual short-term incentive actually earned for 2026 on an un-prorated basis, his previously granted equity incentives will vest through December 31, 2029 on an un-prorated basis but otherwise subject to the terms of such awards, and he will be entitled to employer-paid group health insurance premiums pursuant to COBRA coverage for up to 18 months following the CEO Transition Date. The Pickett Transition Agreement also provides that the Company will cause ownership of Mr. Pickett’s supplemental life insurance policy to be transferred to him as of the CEO Transition Date.

Additionally, pursuant to a Consulting Agreement entered into between the Company and Mr. Pickett dated as of May 19, 2026 and effective as of October 2, 2026 (the “Pickett Consulting Agreement”), Mr. Pickett will perform such consulting and advisory services as the Company may require in connection with transitioning his responsibilities through October 1, 2027, subject to extension at the Company’s option through April 1, 2028, in exchange for a consulting fee of $20,000 per month. All separation and other benefits described herein are conditioned on Mr. Pickett executing a general release of claims against the Company as well as his continued compliance with the Pickett Transition Agreement, the Pickett Consulting Agreement and all applicable post-termination employee covenants.

In connection with Mr. Stephenson’s departure and the transitioning of his responsibilities, the Company and Omega Asset Management entered into a Transition Agreement and Release with Mr. Stephenson effective as of May 19, 2026 (the “Stephenson Transition Agreement”). The Stephenson Transition Agreement provides that Mr. Stephenson will be entitled to receive the payments and benefits due in connection with a termination of employment by the Company without cause pursuant to his Employment Agreement effective January 1, 2026, as amended, provided that he will also be entitled to the annual short-term incentive actually earned for 2026 on an un-prorated basis, and his previously granted equity incentives will vest through December 31, 2029 on an un-prorated basis but otherwise subject to the terms of such awards. The Stephenson Transition Agreement also provides that the Company will cause ownership of Mr. Stephenson’s supplemental life insurance policy to be transferred to him as of the CFO Transition Date.

Additionally, pursuant to a Consulting Agreement entered into between the Company and Mr. Stephenson dated as of May 19, 2026 and effective as of August 2, 2026 (the “Stephenson Consulting Agreement”), Mr. Stephenson will perform such consulting and advisory services as the Company may require in connection with transitioning Mr. Stephenson’s responsibilities through August 1, 2027, subject to extension at the Company’s option through February 1, 2028, in exchange for a consulting fee of $12,000 per month. All separation and other benefits described herein are conditioned on Mr. Stephenson executing a general release of claims against the Company, as well as his continued compliance with the Stephenson Transition Agreement, the Stephenson Consulting Agreement and all applicable post-termination employee covenants.

The descriptions of the Pickett Transition Agreement, the Pickett Consulting Agreement, the Stephenson Transition Agreement and the Stephenson Consulting Agreement contained in this Supplement do not purport to be complete and are qualified in their entirety by reference to the Pickett Transition Agreement, the Pickett Consulting Agreement, the Stephenson Transition Agreement and the Stephenson Consulting Agreement, respectively, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to the Current Report on Form 8-K filed by the Company with the SEC on May 21, 2026.